EXHIBIT 10(F)(F)

FORM OF EXECUTIVE
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT, is entered into as of _________, 20__ (the “Agreement”), by and between EMCOR Group, Inc., a Delaware corporation (the “Company”), and _____________ (“Executive”), pursuant to the EMCOR 2010 Incentive Plan (the “Plan”).

WHEREAS, the Company wishes to grant Executive an award of restricted stock units under the Plan on the terms and conditions set forth herein and Executive desires to accept such grant.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.    Award of Restricted Stock Units. Pursuant to the provisions of the Plan, Executive is hereby awarded _____ restricted stock units (“Restricted Stock Units”), which constitute the right to receive, without payment, (i) _____ shares of common stock of the Company on a deferred basis (the “Unit Award”), and (ii) the right to receive, without payment, additional shares of common stock on the same basis as the Unit Award, equal to the dividends, if any, that would have been paid with respect to the common stock underlying the Unit Award had such common stock been issued to Executive on the date hereof (the “Deferred Dividend Shares”), with the number of shares to be delivered in respect of the Deferred Dividend Shares to be calculated as of the date on which the dividend is paid to holders of Company common stock based on the value of the Company common stock on such date, in each case subject to the terms and conditions set forth herein. The Unit Award and the Deferred Dividend Shares are collectively referred to herein as the “Award.” The Award is granted as of the date hereof (the “Date of Grant”).

2.    Vesting of Award; Treatment Upon Termination of Service. The Award under this Agreement shall vest as provided in this Section 2.

(a)    Vesting Generally. Subject to the following provisions of
this Section 2 and the other terms and conditions of this Agreement, the Unit Award shall become vested on the basis of one Restricted Stock Unit to one share of Company’s common stock, and the right to any Deferred Dividend Shares shall become vested only upon the vesting of the underlying Restricted Stock Unit and only with respect to a dividend declared on the Company’s common stock for which the record date falls prior to the date on which the Restricted Stock Unit shares to which the Deferred Dividend Shares relate are delivered. Except as hereinafter provided, the Award will vest, and shares of the Company’s common stock underlying the Award will only become deliverable, in one installment on ________, 20__. Other than as set forth in Sections 2(b), 2(c), 2(d), 2(e), 2(f) or 2(g) below, in the event of termination of Executive’s employment with the Company and its subsidiaries (a “Termination of Service”) for any reason, all unvested Restricted Stock Units and all rights to Deferred Dividend Shares shall immediately and automatically terminate and be forfeited and no shares of common stock in respect of the Award shall thereafter be issued.
(b)Death. In the event of a Termination of Service by reason of Executive’s death occurring prior to _________, 20__, the Award shall become immediately and fully vested and shares of the Company’s common stock in respect thereof will be delivered in accordance with the provisions of Section 2(i) below.

(c)	Change in Control. Notwithstanding any provision of this
Section 2 to the contrary, the Award, if not earlier terminated and forfeited, shall become immediately and fully vested in connection with and immediately prior to a Change in Control of the Company and shares of the Company’s common stock in respect thereof will be delivered in accordance with the provisions of Section 2(i) below. For purposes of this Agreement, “Change in Control of the Company” means an event that is a “Change in Control” as defined in the Plan.

(d)    Disability. In the event of Termination of Service
by the Company and its subsidiaries by reason of Executive’s Disability (as defined below), a pro-rata portion of the Award shall become immediately and fully vested and shares of the Company’s common stock in respect thereof will be delivered in accordance with the provisions of Section 2(i) below, and the balance of the Award will be immediately forfeited. For purposes of this Agreement, “Disability” shall be deemed to exist if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties with the Company for a period of six (6) months.

(e)    Termination by the Company Other Than For Cause. In the event of Termination of Service by the Company and its subsidiaries other than for Cause or Disability, a pro-rata portion of the Award shall become immediately and fully vested and shares of the Company’s common stock in respect thereof will be delivered in accordance with the provisions of Section 2(i) below, and the balance of the Award will be immediately forfeited. For purposes of this Agreement, “Cause” shall mean (i) an action by Executive involving willful malfeasance in connection with his employment which results in material harm to the Company or a subsidiary, (ii) Executive being convicted of a felony, or (iii) substantial and repeated failure by Executive to perform duties as reasonably directed by the Chief Executive Officer of the Company.

(f)    Termination of Service by Executive for Good Reason. In the event of Termination of Service by the Executive for Good Reason, a pro-rata portion of the Award shall become immediately and fully vested and shares of the Company’s common stock will be delivered in accordance with the provisions of Section 2(i) below, and the balance of the Award will be immediately forfeited. For purposes of this Agreement, “Good Reason” shall mean the occurrence (without Executive’s express written consent) of any one of the following acts, or failure to act, provided that Executive provides notice to the Company within 90 days of the initial existence of the condition, such act or failure to act is not corrected within 30 days of such notice, and Executive terminates employment not later than 30 days thereafter: (1) a material reduction in Executive’s annual base salary as in effect on the date hereof or as it may be increased from time to time, other than in connection with a similar (as a percentage of base salary) reduction in salary applicable to all senior executives of the Company or (2) the material failure to pay to Executive any portion of Executive’s annual base salary and annual bonus that is already earned and due under the Company’s regular payroll practices.

(g)    Termination of Service by Executive Upon Retirement. In the event of Retirement, a pro-rata portion of the Award shall become immediately and fully vested and shares of the Company common stock will be delivered in accordance with the provisions of Section 2(i) below, and the balance of the Award will be immediately forfeited. For purposes of this Agreement, Retirement shall mean the Executive’s voluntary Termination of Service on or after attaining age 65.

(h)    Calculation of Pro-Rata Portion. Whenever a pro-rata portion of an Award is to be determined for purposes of Sections (2(d), 2(e), 2(f) or 2(g) hereof, the Award shall be multiplied by a fraction, the denominator of which shall be __________ and the numerator of which shall be the number of calendar months or portions thereof that shall have elapsed between the date hereof and the Termination of Service giving rise to the pro-rata vesting.

        (i)    Delivery of Shares. Subject to the terms of this Agreement, including the following sentence, and satisfaction of any withholding tax liability pursuant to Section 3 hereof, the Company shall promptly deliver to Executive on or around the vesting date (and in all events within 30 days after the applicable vesting date), a certificate representing (or shall by such electronic or other means as the Company may determine otherwise transfer ownership of) the shares of Company common stock to which Executive is entitled under the vested portion of the Award, as determined in accordance with this Section 2. Notwithstanding the foregoing:

(x) in the event of a Change in Control of the Company that is not also a “change in control event” as defined in Section 1.409A-3(i)(5) of the Treasury Regulations under Section 409A of the Internal Revenue Code (“Section 409A”), delivery of the shares vesting upon such Change in Control of the Company, to the extent subject to the “nonqualified deferred compensation” rules of Section 409A, shall be deferred and made instead upon the earliest to occur of (A) _________, 20__; (B) the date of a subsequent Change in Control of the Company that is a “change in control event” (as so defined); and (C) subject to Section 2(i)(z) below, Termination of Service;

(y) in the event of a discretionary acceleration of vesting under Section 2(j) below, delivery of the shares subject to such accelerated vesting, to the extent subject to the “nonqualified deferred compensation rules” of Section 409A, shall be deferred and made instead upon the earliest to occur of (A) _________, 20__; (B) subject to Section 2(i)(x) above, the date of a subsequent Change in Control of the Company; and (C) subject to Section 2(i)(z) below, Termination of Service; and

(z) if shares become deliverable upon a Termination of Service and if at the relevant time Executive is a “specified employee” as defined in Section 10 below, any amount constituting “nonqualified deferred compensation” subject to Section 409A shall be paid six months and one day following such separation from service or, if earlier, within 30 days from the death of Executive.

(j)    Accelerated Vesting of Award. Notwithstanding the foregoing provisions of this Section 2, the Board of Directors may at any time in its sole discretion accelerate the vesting of the Award in whole or in part; provided, that no such action shall affect the timing of any delivery or payment under the Award except as the Board may specify consistent with continued compliance with the requirements for exemption from Section 409A.

3.    Tax Withholding. No shares of the Company’s common stock will be issued until Executive (or, in the event of Executive’s death, Executive’s estate) pays to the Company an amount sufficient to allow the Company to satisfy any tax withholding obligations. To this end, Executive or Executive’s estate shall either:

(a)	pay the Company the amount of tax to be withheld;

(b)     deliver to the Company other shares of stock of the Company owned by Executive prior to such date having a fair market value, as determined by the Compensation and Personnel Committee of the Board of Directors of the Company, not less than the amount of the withholding tax due, which either have been owned by Executive for more than six (6) months (or such shorter period approved by the Company) or were not acquired, directly or indirectly, from the Company;

(c)     make a payment to the Company consisting of a
combination of cash and that number of other such shares of Company common stock meeting the requirements described in (b) sufficient to satisfy the withholding obligation; or

(d)    elect to satisfy such obligation by having the Company withhold shares of stock of the Company that would otherwise have been delivered to Executive upon vesting of the Award as provided in Section 2 hereof, provided that withholding by such method shall be limited to the minimum required applicable tax withholding.

4.    References. References herein to rights and obligations of Executive shall apply, where appropriate, to Executive’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

5.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

EMCOR Group, Inc.
301 Merritt Seven
Norwalk, CT 06851

Attention: President

If to Executive:

At Executive’s most recent address
shown on the Company’s records,
or at any other address which Executive
may specify in a notice delivered to the
Company in the manner set forth herein.

6.    Governing Law. This Agreement shall be governed by and
construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws of any jurisdiction which would cause the application of law, other than the State of Delaware, to be applied.

7.    Rights of a Stockholder. Executive shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award or any portion thereof. Once the Award vests and the shares of common stock underlying the Award have been delivered, but not until such time and only with respect to the shares of common stock so delivered, Executive (or, in the event of Executive’s death, Executive’s estate) shall have the rights of a stockholder, including, but not limited to, the right to vote and to receive dividends.
8.    No Right to Continued Employment. This Award shall not confer upon Executive any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate Executive’s employment at any time.
9.    Provisions of the Plan. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Plan. This Agreement and the Award set forth herein shall be subject to and shall be governed by the terms set forth in the Plan, a copy of which has been furnished to Executive and which is incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
10.    Usage of Certain Terms. For purposes of this Agreement, all references to termination of employment, termination of service and similar or correlative terms shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations, and “specified employee” means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The provisions of this Agreement are intended to comply with, as applicable, the requirements of, or the requirements for exemption from, Section 409A and shall be construed accordingly; provided, that neither the Company nor any its officers, directors or agents shall be liable to Executive or any beneficiary in the event of any failure to comply, with such requirements.

IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Unit Agreement as of the date first above written.

EMCOR GROUP, INC.

By: _________________________________
Anthony J. Guzzi, President

____________________________________
__________________, Executive

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